Exhibit 99.1

GOOGLE ANNOUNCES SECOND QUARTER 2010 RESULTS

MOUNTAIN VIEW, Calif. – July 15, 2010 – Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter ended June 30, 2010.

“Google had a strong second quarter,” said Eric Schmidt, CEO of Google. “Solid growth in our core business and very strong growth in our emerging businesses drove 24% revenue growth year over year. We saw strength in every major product area, as more and more traditional brand advertisers embraced search advertising and as large advertisers increasingly ran integrated campaigns across search, display, and mobile. We feel confident about our future, and plan to continue to invest aggressively in our core areas of strategic focus.”

Q2 Financial Summary

Google reported revenues of $6.82 billion for the quarter ended June 30, 2010, an increase of 24% compared to the second quarter of 2009. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs (TAC). In the second quarter of 2010, TAC totaled $1.73 billion, or 26% of advertising revenues.

Google reports operating income, operating margin, net income, and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures in the accompanying financial tables.

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GAAP operating income in the second quarter of 2010 was $2.37 billion, or 35% of revenues. This compares to GAAP operating income of $1.87 billion, or 34% of revenues, in the second quarter of 2009. Non-GAAP operating income in the second quarter of 2010 was $2.67 billion, or 39% of revenues. This compares to non-GAAP operating income of $2.17 billion, or 39% of revenues, in the second quarter of 2009.

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GAAP net income in the second quarter of 2010 was $1.84 billion, compared to $1.48 billion in the second quarter of 2009. Non-GAAP net income in the second quarter of 2010 was $2.08 billion, compared to $1.71 billion in the second quarter of 2009.

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GAAP EPS in the second quarter of 2010 was $5.71 on 322 million diluted shares outstanding, compared to $4.66 in the second quarter of 2009 on 319 million diluted shares outstanding. Non-GAAP EPS in the second quarter of 2010 was $6.45, compared to $5.36 in the second quarter of 2009.

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Non-GAAP operating income and non-GAAP operating margin exclude the expenses related to stock-based compensation (SBC). Non-GAAP net income and non-GAAP EPS exclude the expenses related to SBC and the related tax benefits. In the second quarter of 2010, the charge related to SBC was $309 million, compared to $293 million in the second quarter of 2009. The tax benefit related to SBC was $70 million in the second quarter of 2010 and $70 million in the second quarter of 2009. Reconciliations of non-GAAP measures to GAAP operating income, operating margin, net income, and EPS are included at the end of this release.

Q2 Financial Highlights

Revenues – Google reported revenues of $6.82 billion in the second quarter of 2010, representing a 24% increase over second quarter 2009 revenues of $5.52 billion. Google reports its revenues, consistent with GAAP, on a gross basis without deducting TAC.

Google Sites Revenues - Google-owned sites generated revenues of $4.50 billion, or 66% of total revenues, in the second quarter of 2010. This represents a 23% increase over second quarter 2009 revenues of $3.65 billion.

Google Network Revenues - Google’s partner sites generated revenues, through AdSense programs, of $2.06 billion, or 30% of total revenues, in the second quarter of 2010. This represents a 23% increase from second quarter 2009 network revenues of $1.68 billion.

International Revenues - Revenues from outside of the United States totaled $3.53 billion, representing 52% of total revenues in the second quarter of 2010, compared to 53% in the first quarter of 2010 and 53% in the second quarter of 2009. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the first quarter of 2010 through the second quarter of 2010, our revenues in the second quarter of 2010 would have been $176 million higher. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the second quarter of 2009 through the second quarter of 2010, our revenues in the second quarter of 2010 would have been $24 million lower.

•	Revenues from the United Kingdom totaled $770 million, representing 11% of revenues in the second quarter of 2010, compared to 13% in the second quarter of 2009.

•	In the second quarter of 2010, we recognized a benefit of $79 million to revenues through our foreign exchange risk management program, compared to $124 million in the second quarter of 2009.

Paid Clicks – Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our AdSense partners, increased approximately 15% over the second quarter of 2009 and decreased approximately 3% over the first quarter of 2010.

Cost-Per-Click – Average cost-per-click, which includes clicks related to ads served on Google sites and the sites of our AdSense partners, increased approximately 4% over the second quarter of 2009 and increased approximately 2% over the first quarter of 2010.

TAC - Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, increased to $1.73 billion in the second quarter of 2010, compared to TAC of $1.45 billion in the second quarter of 2009. TAC as a percentage of advertising revenues was 26% in the second quarter of 2010, compared to 27% in the second quarter of 2009.

The majority of TAC is related to amounts ultimately paid to our AdSense partners, which totaled $1.46 billion in the second quarter of 2010. TAC also includes amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $269 million in the second quarter of 2010.

Other Cost of Revenues - Other cost of revenues, which is comprised primarily of data center operational expenses, amortization of intangible assets, content acquisition costs as well as credit card processing charges, increased to $735 million, or 11% of revenues, in the second quarter of 2010, compared to $655 million, or 12% of revenues, in the second quarter of 2009.

Operating Expenses - Operating expenses, other than cost of revenues, were $1.99 billion in the second quarter of 2010, or 29% of revenues, compared to $1.54 billion in the second quarter of 2009, or 28% of revenues.

Stock-Based Compensation (SBC) – In the second quarter of 2010, the total charge related to SBC was $309 million, compared to $293 million in the second quarter of 2009.

We currently estimate SBC charges for grants to employees prior to July 1, 2010 to be approximately $1.2 billion for 2010. This estimate does not include expenses to be recognized related to employee stock awards that are granted after June 30, 2010 or non-employee stock awards that have been or may be granted.

Operating Income - GAAP operating income in the second quarter of 2010 was $2.37 billion, or 35% of revenues. This compares to GAAP operating income of $1.87 billion, or 34% of revenues, in the second quarter of 2009. Non-GAAP operating income in the second quarter of 2010 was $2.67 billion, or 39% of revenues. This compares to non-GAAP operating income of $2.17 billion, or 39% of revenues, in the second quarter of 2009.

Interest and Other Income (Expense), Net – Interest and other income (expense), net increased to an income of $69 million in the second quarter of 2010, compared to an expense of $18 million in the second quarter of 2009.

Income Taxes – Our effective tax rate was 24% for the second quarter of 2010.

Net Income – GAAP net income in the second quarter of 2010 was $1.84 billion, compared to $1.48 billion in the second quarter of 2009. Non-GAAP net income was $2.08 billion in the second quarter of 2010, compared to $1.71 billion in the second quarter of 2009. GAAP EPS in the second quarter of 2010 was $5.71 on 322 million diluted shares outstanding, compared to $4.66 in the second quarter of 2009 on 319 million diluted shares outstanding. Non-GAAP EPS in the second quarter of 2010 was $6.45, compared to $5.36 in the second quarter of 2009.

Cash Flow and Capital Expenditures – Net cash provided by operating activities in the second quarter of 2010 totaled $2.09 billion, compared to $1.61 billion in the second quarter of 2009. In the second quarter of 2010, capital expenditures were $476 million, the majority of which was related to IT infrastructure investments, including data centers, servers, and networking equipment. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the second quarter of 2010, free cash flow was $1.61 billion.

We expect to continue to make significant capital expenditures.

A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.

Cash – As of June 30, 2010, cash, cash equivalents, and short-term marketable securities were $30.1 billion compared to $26.5 billion at March 31, 2010.

The increase in our cash, cash equivalents, and short-term marketable securities balance included cash collateral of $2.9 billion that we received in connection with our securities lending program, partially offset by $1.1 billion of tax payments and $704 million of shares repurchased related to the AdMob acquisition.

In addition, our Board of Directors has authorized debt financings of up to $3 billion through the issuance of commercial paper. In conjunction with this program, we established a $3 billion revolving credit facility. Net proceeds from the commercial paper program will be used for general corporate purposes. No amounts under either program were outstanding as of June 30, 2010.

Headcount – On a worldwide basis, Google employed 21,805 full-time employees as of June 30, 2010, up from 20,621 full-time employees as of March 31, 2010.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google’s second quarter 2010 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available on that site.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties. These statements include statements regarding our continued investments in our core areas of strategic focus, our expected stock-based compensation charges, and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, unforeseen changes in our hiring patterns and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2009, which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which we expect to file with the SEC in July 2010. All information provided in this release and in the attachments is as of July 15, 2010, and Google undertakes no duty to update this information.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS, and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures” and “Reconciliation from net cash provided by operating activities to free cash flow” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “recurring core business operating results,” meaning our operating performance excluding not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income plus stock-based compensation. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of stock-based compensation and one-time events so that Google’s management and investors can compare Google’s recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718, Google’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation allows investors to make meaningful comparisons between Google’s recurring core business operating results and those of other companies, as well as providing Google’s management with an important tool for financial and operational decision making and for evaluating Google’s own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, stock-based compensation, that are recurring. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in Google’s business. Second, stock-based compensation is an important part of our employees’ compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.

Non-GAAP net income and EPS. We define non-GAAP net income as net income plus stock-based compensation less the related tax effects. We define non-GAAP EPS as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with stock-based compensation. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Investor Contact:

Jane Penner

650-214-1624

jcpenner@google.com

Google Inc.

CONSOLIDATED BALANCE SHEETS

(In millions)

	As of December 31, 2009*	As of June 30, 2010
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,198	$10,713
Marketable securities	14,287	19,346
Accounts receivable, net of allowance	3,178	3,308
Deferred income taxes, net	644	66
Income taxes receivable, net	23	309
Prepaid revenue share, expenses and other assets	837	1,419

Total current assets	29,167	35,161
Prepaid revenue share, expenses and other assets, non-current	415	452
Deferred income taxes, net, non-current	263	443
Non-marketable equity securities	129	377
Property and equipment, net	4,845	4,920
Intangible assets, net	775	904
Goodwill	4,903	5,788

Total assets	$40,497	$48,045

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$216	$397
Accrued compensation and benefits	982	748
Accrued expenses and other current liabilities	570	3,623
Accrued revenue share	694	677
Deferred revenue	285	302

Total current liabilities	2,747	5,747

Deferred revenue, non-current	42	31
Income taxes payable, net, non-current	1,392	1,318
Other long-term liabilities	312	336

Stockholders’ equity:
Common stock and additional paid-in capital	15,817	17,109
Accumulated other comprehensive income	105	346
Retained earnings	20,082	23,158

Total stockholders’ equity	36,004	40,613

Total liabilities and stockholders’ equity	$40,497	$48,045

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share amounts which are reflected in thousands and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
	(unaudited)
Revenues	$5,523	$6,820	$11,032	$13,595

Costs and expenses:
Cost of revenues (including stock-based compensation expense of $14, $8, $26, $14)	2,108	2,467	4,209	4,919
Research and development (including stock-based compensation expense of $182, $202, $352, $393)	708	898	1,349	1,716
Sales and marketing (including stock-based compensation expense of $57, $56, $116, $110)	469	629	903	1,236
General and administrative (including stock-based compensation expense of $40, $43, $77, $83)	364	461	814	871

Total costs and expenses	3,649	4,455	7,275	8,742

Income from operations	1,874	2,365	3,757	4,853
Interest and other income (expense), net	(18)	69	(11)	87

Income before income taxes	1,856	2,434	3,746	4,940
Provision for income taxes	371	594	839	1,145

Net income	$1,485	$1,840	$2,907	$3,795

Net income per share - basic	$4.70	$5.78	$9.21	$11.93

Net income per share - diluted	$4.66	$5.71	$9.15	$11.77

Shares used in per share calculation - basic	315,901	318,350	315,576	318,123

Shares used in per share calculation - diluted	318,536	322,486	317,878	322,547

Google Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
	(unaudited)
Operating activities
Net income	$1,485	$1,840	$2,907	$3,795
Adjustments:
Depreciation and amortization of property and equipment	311	266	632	530
Amortization of intangible and other assets	66	76	148	143
Stock-based compensation expense	293	309	571	600
Excess tax benefits from stock-based award activities	(4)	(19)	(36)	(31)
Deferred income taxes	(101)	9	(114)	(4)
Other	(2)	—	(23)	2
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(139)	(243)	(42)	(197)
Income taxes, net	(389)	(545)	(64)	(164)
Prepaid revenue share, expenses and other assets	10	(34)	88	(191)
Accounts payable	20	79	42	199
Accrued expenses and other liabilities	41	319	(281)	(75)
Accrued revenue share	15	11	19	34
Deferred revenue	3	17	12	28

Net cash provided by operating activities	1,609	2,085	3,859	4,669

Investing activities
Purchases of property and equipment	(139)	(476)	(402)	(715)
Purchases of marketable securities	(5,391)	(12,934)	(10,636)	(25,421)
Maturities and sales of marketable securities	5,325	11,135	10,435	20,630
Investments in non-marketable equity securities	(9)	(227)	(28)	(230)
Cash collateral received from securities lending	—	2,870	—	2,870
Acquisitions, net of cash acquired, and purchases of intangible and other assets	(3)	(229)	(5)	(419)

Net cash provided by (used in) investing activities	(217)	139	(636)	(3,285)

Financing activities
Net proceeds related to stock-based award activities	47	39	10	1
Excess tax benefits from stock-based award activities	4	19	36	31
Repurchase of common stock in connection with acquisitions	—	(704)	—	(801)

Net cash provided by (used in) financing activities	51	(646)	46	(769)

Effect of exchange rate changes on cash and cash equivalents	42	(57)	(15)	(100)

Net increase in cash and cash equivalents	1,485	1,521	3,254	515
Cash and cash equivalents at beginning of period	10,426	9,192	8,657	10,198

Cash and cash equivalents at end of period	$11,911	$10,713	$11,911	$10,713

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before certain material items (in millions, except share amounts which are reflected in thousands and per share amounts, unaudited):

	Three Months Ended June 30, 2009						Three Months Ended June 30, 2010
	GAAP	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)	GAAP	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)
			$293	(c)					$309	(d)

Income from operations	$1,874	33.9%	$293		$2,167	39.2%	$2,365	34.7%	$309		$2,674	39.2%

			$293	(c)					$309	(d)
			(70	)(e)					(70	)(e)

Net income	$1,485		$223		$1,708		$1,840		$239		$2,079

Net income per share - diluted	$4.66				$5.36		$5.71				$6.45

Shares used in per share calculation - diluted	318,536				318,536		322,486				322,486

(a)	Operating margin is defined as income from operations divided by revenues.
(b)	Non-GAAP operating margin is defined as non-GAAP income from operations divided by revenues.
(c)	To eliminate $293 million of stock-based compensation expense recorded in the second quarter of 2009.
(d)	To eliminate $309 million of stock-based compensation expense recorded in the second quarter of 2010.
(e)	To eliminate income tax effects related to expenses noted in (c) and (d).

Reconciliation from net cash provided by operating activities to free cash flow (in millions, unaudited):

Three Months Ended June 30, 2010
Net cash provided by operating activities	$2,085
Less purchases of property and equipment	(476)

Free cash flow	$1,609

Net cash provided by investing activities*	$139

Net cash used in financing activities	$(646)

*	includes purchases of property and equipment.

The following table presents our revenues by revenue source (in millions, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Advertising revenues:
Google web sites	$3,653	$4,499	$7,345	$8,938
Google Network web sites	1,684	2,063	3,322	4,099

Total advertising revenues	5,337	6,562	10,667	13,037
Other revenues	186	258	365	558

Revenues	$5,523	$6,820	$11,032	$13,595

The following table presents our revenues, by revenue source, as a percentage of total revenues (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Advertising revenues:
Google web sites	66%	66%	67%	66%
Google Network web sites	31%	30%	30%	30%

Total advertising revenues	97%	96%	97%	96%
Other revenues	3%	4%	3%	4%

Revenues	100%	100%	100%	100%